United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – June 2, 2010

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On June 2, 2010, Lockheed Martin issued a press release to announce the actions described in Item 8.01 below. A copy of the press release is furnished as Exhibit 99 to this report.

Item 8.01.	Other Events.

Lockheed Martin Corporation today announced that it has initiated several actions designed to reshape its portfolio and strengthen its performance over the long term.

These actions include:

•

Plans to divest most of the Enterprise Integration Group (EIG) and Pacific Architects and Engineers, Inc. (PAE), two units under the company’s Information Systems & Global Services (IS&GS) business area. EIG provides high-quality, independent systems engineering and integration products and services to help customers optimize their resources and manage risk. PAE is a wholly-owned subsidiary of Lockheed Martin Corporation with core competencies in mission readiness, peacekeeping, global infrastructure support and disaster relief activities. EIG and PAE combined produce approximately 3 percent of the Corporation’s revenue and less than 3 percent of its operating profit.

•

Realignment of two other IS&GS units—Readiness & Stability Operations (RSO) and Savi Technology, Inc.—with our Simulation, Training and Support (STS) unit under Electronic Systems. RSO is a leading provider of global services, offering rapid, cost-effective capabilities in logistics, mission operations support and readiness, engineering support services, and integration solutions. Savi Technology provides wireless tracking solutions that enable decision-support for managing assets, inventory and shipments. The new line of business will be named Global Training and Logistics, which describes the breadth of its products and services and the international scope of its business.

•	Renaming IS&GS to Information Systems & Global Solutions, replacing “Services” with “Solutions” to better reflect its focus and scope.

Item 9.01.	Exhibits.

Exhibit No.	Description

99	Lockheed Martin Corporation press release dated June 2, 2009 (portfolio shaping actions).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

By:	/s/ David A. Dedman
David A. Dedman
Vice President & Associate General Counsel

June 2, 2010